Exhibit 99.1

FOR FURTHER INFORMATION:	RE:	FTI Consulting, Inc.
900 Bestgate Road
Annapolis, MD 21401
(410) 224-8770

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn	Winnie Lerner/Jessica Liddell
President & CEO	(212) 371-5999
(410) 224-1483

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. ANNOUNCES FIRST-QUARTER 2005 RESULTS

Revenues and Net Income Increase Sequentially and Year-Over-Year

ANNAPOLIS, MD, April 27, 2005—FTI Consulting, Inc. (NYSE: FCN), the premier provider of corporate finance/restructuring, forensic/litigation/technology, and economic consulting, today reported its results for the first quarter of 2005.

First-Quarter 2005 Consolidated Results

For the quarter, revenues were $116.6 million, an increase of 5.8 percent compared with $110.2 million for the first quarter of 2004, and an increase of 11.2 percent compared with $104.9 million for the fourth quarter of 2004. Income from operations rose 10.5 percent to $23.1 million from $20.9 million in the comparable quarter last year, and 14.9 percent from $20.1 million before one-time charges in the fourth quarter of 2004. Earnings per share increased 7.4 percent to $0.29 on a diluted basis compared with $0.27 last year, and $0.27 before one-time charges in the fourth quarter of 2004.

Earnings from operations before interest, taxes, depreciation and amortization (EBITDA, see note below) increased 6.9 percent to $26.4 million, 22.6 percent of revenues, compared with EBITDA of $24.7 million, or 22.4 percent of revenues, in the first quarter of the prior year.

“We are pleased to report a strong start to the year with both sequential and year-over-year quarterly growth,” said Jack Dunn, FTI’s president and chief executive officer. “Our efforts to diversify our revenues more evenly across the business have begun to show returns, as we experienced double-digit growth in our Economic and Forensic businesses and strong revenue and profit contributions from our technology investments.

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“With the integration of our fourth-quarter 2003 acquisitions completed, we are beginning to see market acceptance of the integrated platform we have put together over the past year. FTI’s competitive differentiators, our deep domain knowledge and industry expertise, are gaining traction and we believe our platform is well-positioned to capitalize on the positive trends in our markets. We expect that the active regulatory environment will continue to result in strong demand for our Forensic/Litigation services and expect default levels in the second half of the year will trigger increased demand for our corporate finance business.”

First-Quarter 2005 Business Segment Results

Forensic/Litigation/Technology

Revenues increased 12.7 percent to $49.7 million in the first quarter from $44.1 million last year, and increased 10.9 percent from $44.8 million in the fourth quarter of 2004, reflecting improved market penetration. Approximately $15.1 million in revenues were generated by our combined technology operations, with only a minimal contribution from Ringtail, which came aboard late in the quarter, as compared to $10.4 million in the prior year. The first-quarter 2005 EBITDA margin of approximately 30.0 percent increased from 29.0 percent in the prior year.

Corporate Finance/Restructuring

Revenues were $41.5 million for the first quarter, down 4.2 percent from $43.3 million recorded in the first quarter of 2004. However, adjusted for revenues lost following the departure of a group of professionals in the company’s restructuring practice in the first quarter of 2004, revenues improved modestly. Sequentially, revenue increased 5.9 percent from the $39.2 million in the fourth quarter of 2004. EBITDA margin for the business improved to 32.2 percent for the first quarter of 2005, increasing from 29.2 percent in the prior year quarter.

Economic Consulting

Revenues in the economic consulting segment were strong at $25.4 million in the first quarter of 2005, increasing 11.4 percent from $22.8 million in the first quarter of 2004, and 21.5 percent from $20.9 million in the fourth quarter of 2004. This segment’s EBITDA margin of 22.8 percent in the first quarter compares to 23.7 percent in the prior year.

Cash flow used in operations for the first quarter of 2005 was $15.5 million compared with $20.2 million used in the first quarter of 2004. The company anticipates normal seasonal improvements to its collections and cash flow from operations in the second quarter and for the remainder of the year.

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Total long-term debt at March 31, 2005 was $122.5 million, including $22.5 million outstanding under its revolving credit agreement primarily related to the acquisition of Ringtail Solutions and share repurchases. On April 19, the company increased the term loan portion of its credit facility by $50 million, a portion of which was used to repay all amounts outstanding under the revolving credit, bringing net debt outstanding to $122.3 million.

During the first quarter, the company repurchased 392,800 shares of common stock at an average price of $19.62 per share, for an aggregate of approximately $7.7 million. At March 31, 2005, the remaining amount authorized under the company’s current share repurchase program was approximately $27.5 million.

Total headcount at March 31, 2005 was 1,068, and revenue-generating headcount was 785, including 23 Ringtail personnel. Utilization of revenue-generating personnel measurable by billable hours was approximately 81 percent for the first quarter, and average rate per hour for the quarter was approximately $341.

Outlook for Remainder of 2005

Revenues are now anticipated to range from $465.0 million to $485.0 million for the full year. The improved outlook for revenues is due largely to the acquisition of Ringtail Solutions Group at the end of February. Earnings per diluted share are still expected to range from $1.20 to $1.30, primarily as the acquisition of Ringtail is expected to be neutral to FTI’s earnings per share in 2005 due to rapid amortization of intangible assets. EBITDA is now expected to range from $111.0 million to $118.0 million and cash flow from operations to range between $80.0 million and $90.0 million. Based upon the results from the first quarter, the company believes its average bill rate and utilization guidance to be in line with the company’s previous guidance of approximately $359 and 75 percent (on a 2,032 hours base), respectively.

First-Quarter Conference Call

FTI will hold a conference call to discuss first-quarter results and management’s outlook for the remainder of 2005 at 11:00 a.m. Eastern time on Thursday, April 28, 2005. The call can be accessed live and will be available for replay over the Internet by logging onto the company’s website, www.fticonsulting.com, for 90 days.

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic/litigation/technology consulting, and economic consulting. Strategically located in 24 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,000 employees includes numerous PhDs, MBA’s, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation.

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Note: Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP, FTI believes that it is a useful operating performance measure for evaluating its results of operations from period to period and as compared to its competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in its industry. FTI uses EBITDA to evaluate and compare the operating performance of its segments and it is one of the primary measures used to determine employee bonuses. FTI also uses EBITDA to value businesses it acquires or anticipates acquiring. A reconciliation of EBITDA to net earnings is included in the accompanying tables to this press release. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. In addition, because the calculation of EBITDA in the maintenance covenants contained in FTI’s credit facilities is based on accounting policies in use, consistently applied from the time the indebtedness was incurred, EBITDA as a supplemental financial measure is also indicative of the company’s capacity to service debt and thereby provides additional useful information to investors regarding the company’s financial condition and results of operations. EBITDA for purposes of those covenants is not calculated in the same manner as it is calculated in the accompanying table.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(in thousands, except per share data)

	Three Months Ended
	March 31, 2005	March 31, 2004
	(unaudited)
Revenues	$116,614	$110,240

Direct cost of revenues	64,345	61,898
Selling, general and administrative expenses	28,457	25,726
Amortization of other intangible assets	749	1,721

	93,551	89,345

Operating income	23,063	20,895

Other income (expense)

Interest expense, net	(1,555)	(1,407)

Income from continuing operations before income tax provision	21,508	19,488
Income tax provision	9,033	7,971

Net income	$12,475	$11,517

Earnings per common share - basic	$0.29	$0.27

Weighted average common shares outstanding - basic	42,319	42,097

Earnings per common share - diluted	$0.29	$0.27

Weighted average common shares outstanding - diluted	42,741	42,605

Supplemental Financial Data

	March 31, 2005	March 31, 2004
	(in thousands)
EBITDA Reconciliation:
EBITDA (1)	$26,413	$24,716
Depreciation and other amortization	2,601	2,100
Amortization of other intangible assets	749	1,721

Operating income	23,063	20,895
Interest expense, net	(1,555)	(1,407)
Income taxes	(9,033)	(7,971)

Net income	$12,475	$11,517

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as operating income before depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies with our industry.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(in thousands)

	March 31, 2005	March 31, 2004
Operating activities
Net income	$12,475	$11,517
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and other amortization	2,601	2,100
Amortization of other intangible assets	749	1,721
Provision for doubtful accounts	(580)	1,475
Income tax benefit from stock option exercises	75	1,215
Non-cash interest and other	1,520	417
Changes in operating assets and liabilities
Accounts receivable	(25,277)	(20,957)
Prepaid expenses and other assets	(1,511)	(2,884)
Accounts payable and other liabilities	187	(584)
Accrued compensation expense	(8,372)	(7,836)
Billings in excess of services provided	(129)	(6,223)
Income taxes payable	2,753	(156)

Net cash provided by operating activities	(15,509)	(20,195)

Investing activities
Purchases of property and equipment	(4,025)	(2,798)
Payments for acquisition of businesses, including contingent payments and acquisition costs	(20,146)	(860)
Proceeds from note receivable due from owners of former subsidiary	5,525
Change in other assets	10	1,150

Net cash used in investing activities	(18,636)	(2,508)

Financing activities
Issuance of common stock under equity compensation plans	2,491	1,928
Purchase and retirement of common stock	(7,707)	(1,161)
Borrowings under revolving credit facility	25,000	23,000
Payments of revolving credit facility	(2,500)	—
Payments of long-term debt	(5,000)	(3,750)
Payments of debt financing fees, capital lease obligations and other	(71)	(186)

Net cash (used in) provided by financing activities	12,213	19,831

Net increase in cash and cash equivalents	(21,932)	(2,872)
Cash and cash equivalents, beginning of period	25,704	5,765

Cash and cash equivalents, end of period	$3,772	$2,893

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Revenues	EBITDA (1)	Margin	Utilization	Average Rate	Billable Headcount
	(in thousands)
First Quarter Ended March 31, 2004
Forensic and Litigation Consulting	$44,113	$12,621	28.6%	76%	$284	371
Corporate Finance/Restructuring	43,287	12,637	29.2%	83%	$438	222
Economic Consulting	22,840	5,412	23.7%	83%	$376	144

EBITDA before corporate expenses	$110,240	30,670	27.8%	80%	$357	737

Corporate expenses		(5,954)

EBITDA (1)		$24,716	22.4%

First Quarter Ended March 31, 2005
Forensic and Litigation Consulting	$49,696	$14,925	30.0%	78%	$277	398
Corporate Finance/Restructuring	41,494	13,380	32.2%	83%	$411	237
Economic Consulting	25,424	5,803	22.8%	85%	$382	150

EBITDA before corporate expenses	$116,614	34,108	29.2%	81%	$341	785

Corporate expenses		(7,695)

EBITDA (1)		$26,413	22.6%

Outlook Range for 2005

From ($1.20 per share)
Forensic and Litigation Consulting	$205,000	$62,000	30.2%	73%	$299	383
Corporate Finance/Restructuring	170,000	58,000	34.1%	79%	$443	275
Economic Consulting	90,000	21,000	23.3%	71%	$373	155

	$465,000	141,000	30.3%	75%	$361	813

Corporate expenses		(30,000)

EBITDA (1)		$111,000	23.9%

To ($1.30 per share)
Forensic and Litigation Consulting	$212,000	$67,000	31.6%	73%	$299	400
Corporate Finance/Restructuring	177,000	60,000	33.9%	80%	$441	296
Economic Consulting	96,000	22,000	22.9%	71%	$373	165

	$485,000	149,000	30.7%	75%	$359	861

Corporate expenses		(31,000)

EBITDA (1)		$118,000	24.3%

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as operating income before depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies with our industry.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2005 AND DECEMBER 31, 2004

(in thousands, except per share amounts)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,772	$25,704
Accounts receivable
Billed	97,365	89,536
Unbilled	47,412	30,663
Allowance for doubtful accounts and unbilled services	(14,865)	(16,693)

	129,912	103,506
Other current assets	17,868	21,359

Total current assets	151,552	150,569

Property and equipment, net	24,720	23,342
Goodwill, net	535,083	507,656
Other intangible assets, net	17,329	10,978
Other assets	14,444	15,980

Total assets	$743,128	$708,525

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$17,347	$20,771
Accrued compensation	31,276	39,383
Current portion of long-term debt	22,500	21,250
Billings in excess of services provided	9,522	8,924

Total current liabilities	80,645	90,328

Long-term debt, less current portion	100,000	83,750
Deferred income taxes, deferred rent and other liabilities	42,030	38,293

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 43,128 shares issued and outstanding in 2004 and 42,487 shares issued and outstanding in 2003	431	425
Additional paid-in capital	345,102	333,735
Unearned compensation	(8,100)	(8,551)
Retained earnings	183,020	170,545
Accumulated other comprehensive loss	—	—

Total stockholders’ equity	520,453	496,154

Total liabilities and stockholders’ equity	$743,128	$708,525